FOR:  Valley National Bancorp            Contact: Alan Eskow,
      1455 Valley Road                            Controller
      Wayne, New Jersey 07470                    (973) 305-4003

For Immediate Release:     December 17, 1998

            VALLEY NATIONAL BANCORP AND RAMAPO FINANCIAL CORPORATION
                             ANNOUNCE PLANS TO MERGE

WAYNE, NJ -- Valley National Bancorp ("Valley") (NYSE:VLY) and Ramapo Financial Corporation ("Ramapo") (OTC:RMPO) jointly announced today that they have signed a definitive merger agreement by which Valley will acquire Ramapo, the holding company for Ramapo Bank, a $331 million, eight-branch bank headquartered in Wayne, New Jersey. The merger is "in-market" and will expand Valley's presence in Passaic, Essex, and Morris counties.

Pursuant to the agreement, Ramapo will be merged into Valley. The acquisition of Ramapo will be a tax-free merger accounted for as a pooling of interests in which each of the 8,081,199 outstanding shares of Ramapo common stock will be exchanged for .425 shares of Valley common stock. In connection with the execution of the merger agreement, Ramapo also granted Valley an option to acquire 1,608,159 shares of Ramapo's authorized, but unissued common stock at an exercise price of $7.50 per share.

"Ramapo will join with Valley to expand Valley's franchise in Passaic, Morris and Essex counties", said Gerald H. Lipkin, Chairman, President and CEO of Valley. Mr. Lipkin further noted, "The merger with Ramapo is consistent with Valley's strategy of growth within Northern New Jersey through acquisitions of other strong financial institutions. Ramapo's lending is heavily concentrated towards commercial borrowers and the deposits consist of substantial low cost core deposits. We believe the "in-market" nature of this acquisition, coupled with Ramapo's high non-interest expenses (a 62% efficiency ratio compared to Valley's 45%), will enable Valley to generate significant cost savings within a brief period. Valley's goal in acquisitions is to price transactions so that they are accretive to Valley's per share earnings at the completion of the first year of combined operations."

Mr. Richard S. Miller, a Director of Ramapo, will join Valley's Board of Directors following the merger.

The acquisition is conditioned upon necessary bank regulatory approvals, the approval of Ramapo's shareholders and other customary conditions. The parties anticipate that the merger will be consummated in the second quarter of 1999.

Valley National Bank, the principal subsidiary of Valley National Bancorp, currently has $5.3 billion in assets and operates 105 branches in 10 counties serving 70 communities throughout Northern New Jersey.

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This  release  contains  forward-looking  statements  within the  meaning of the
Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management's confidence and strategies and management's expectations about new and existing programs and
products,   relationships,   opportunities,   technology  as  "expect",  "look",
"believe",  "anticipate",  "may", "will", or similar statements or variations of
such  terms.  Such   forward-looking   statements   involve  certain  risks  and
uncertainties. These include, but are not limited to, anticipated merger cost savings, revenue enhancements, the level of merger related expenses, the direction of interest rates, continued levels of loan quality and origination volume, continued relationships with major customers including sources for loans, successful completion of the implementation of Year 2000 technology changes, as well as the effects of economic conditions and legal and regulatory
barriers  and  structure.   Actual  results  may  differ  materially  from  such
forward-looking statements. Valley assumes no obligation for updating any such forward-looking statement at any time.